Exhibit 10.3

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (herein called the “Third Amendment”) made as of the 23rd day of April, 2004, by and among PACIFIC ENERGY GROUP LLC, a Delaware limited liability company (“Borrower”), PACIFIC ENERGY PARTNERS, L.P., a Delaware limited partnership (“Pacific Energy Partners”), and FLEET NATIONAL BANK, as administrative agent (in such capacity, “Administrative Agent”), and the Lenders referred to below.

W I T N E S S E T H:

WHEREAS, Borrower, Pacific Energy Partners, Administrative Agent, the Syndication Agent, Co-Documentation Agents, Arrangers party thereto and the lenders party thereto (“Lenders”) have entered into that certain Credit Agreement dated as of July 19, 2002, as amended by a First Amendment to Credit Agreement dated July 18, 2003, and a Second Amendment to Credit Agreement dated December 20, 2003 (as so amended, the “Original Agreement”) for the purpose and consideration therein expressed, whereby Lenders became obligated to extend credit to Borrower as therein provided;

WHEREAS, RMC Acquisition Company, a Nova Scotia company and RPC Acquisition Company, a Nova Scotia Company, each an indirect wholly owned subsidiary of Pacific Energy Partners (collectively “Buyer”), have entered into a Share Purchase and Sale Agreement (Rangeland Business Unit) (such agreement, in the form existing on the date hereof, and as amended in compliance with Section 2.4 hereof, the “Share Purchase Agreement”) with BP Canada Energy Company, a Nova Scotia company (“Seller”), dated February 23, 2004, pursuant to which Seller intends to sell to Buyer and Buyer intends to purchase from Seller all of the shares of Rangeland Pipeline Company, a Nova Scotia company (“RPC”), Aurora Pipeline Company Ltd., a Canadian corporation (“Aurora”), and Rangeland Marketing Company”), a Nova Scotia company (“RMC”; RPC, Aurora and RMC collectively called the “Canadian Companies”) for a base purchase price of $130,000,000 (Canadian dollars) plus the Line Fill and Product Inventory Amount specified therein, plus or minus certain working capital and other adjustments specified therein;

WHEREAS, Borrower and Pacific Energy Partners have further notified Lenders that Pacific Energy Partners has formed PEG Canada, L.P., a Delaware limited partnership (the “Canadian Holding Company”) that holds the shares of the Buyer, that Buyer, the Canadian Holding Company and PEG Canada GP LLC, a Delaware limited liability company, its general partner, have been designated as Unrestricted Subsidiaries pursuant to the terms of the Credit Agreement and that the Canadian Companies will be designated as Unrestricted Subsidiaries pursuant to the Credit Agreement;

WHEREAS, Borrower has entered into a letter of intent with Imperial Oil Resources Limited relating to the purchase of the Mid Alberta Pipeline in Alberta, Canada, which purchase will be made by a Subsidiary of the Canadian Holding Company;

WHEREAS, Borrower and Pacific Energy Partners desire certain amendments be made to the Credit Agreement; and

WHEREAS, Borrower, Pacific Energy Partners, Administrative Agent, and Lenders party hereto desire to amend the Original Agreement for the purposes expressed herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Original Agreement and in consideration of the loans and other credit that may hereafter be extended by Lenders to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I. – Definitions and References

Section 1.1.                                   Terms Defined in the Original Agreement.  Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Original Agreement shall have the same meanings whenever used in this Third Amendment.

ARTICLE II. – Amendments to Original Agreement

Section 2.1.                                   Definitions.

(a)                                  Section 1.1 of the Original Agreement is amended to add the following definitions:

“Canadian Subsidiaries” means RMC Acquisition Company, a Nova Scotia company, RPC Acquisition Company, a Nova Scotia company, Rangeland Pipeline Company, a Nova Scotia company, Aurora Pipeline Company Ltd., a Canadian corporation, Rangeland Marketing Company, a Nova Scotia company and any Subsidiary of any of them.

“Publicly Traded Note Issuance Date” means the date of the initial issuance of Publicly Traded Notes.

“Publicly Traded Notes” means Indebtedness as described in Section 7.1(f).

“Share Purchase Agreement” means the Share Purchase and Sale Agreement between BP Canada Energy Company, RMC Acquisition Company and RPC Acquisition Company dated as of February 23, 2004.

“Subsidiary Guarantor” means each Subsidiary of Pacific Energy Partners that has executed a Guaranty pursuant to the terms of Section 6.13(a) and, for the avoidance of doubt, specifically excluding any Subsidiary of Pacific Energy Partners whose debt obligation has been pledged to Administrative Agent to comply with the requirements of Section 6.13(c) but that has not executed a Guaranty.

(b)                                 The definition of “Consolidated EBITDA” in Section 1.1 of the Original Agreement is hereby amended in its entirety to read as follows:

“Consolidated EBITDA” means, for any period, the sum of (1) the Consolidated Net Income during such period, plus (2) all interest expense which was deducted in determining such Consolidated Net Income for such period, plus (3) all income taxes (including any franchise taxes to the extent based upon net income) which were deducted in determining such Consolidated Net Income, plus (4) all depreciation, amortization (including amortization of good will and debt issue costs) and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP, but excluding any non-cash charges that constitute accrual of or reserve for future cash payments) which were deducted in determining such Consolidated Net Income, plus (5) cash receipts from Unrestricted Subsidiaries and from any equity method investments to the extent provided below, minus (6) all non-cash items of income which were included in determining such Consolidated Net Income.  Consolidated EBITDA shall not include (i) any gain in excess of $1,000,000 in any Fiscal Year (to the extent of such excess) from the sale of assets or any loss from the sale of assets, (ii) any extraordinary gains or losses or (iii) any non-cash gains or losses resulting from mark to market activity as a result of SFAS 133.  Cash receipts by Restricted Persons from Unrestricted Subsidiaries and equity method investments shall be included in the determination of Consolidated EBITDA only to the extent of (i) cash receipts during such period of interest and management fees paid to Restricted Persons and (ii) cash receipts during such period in respect of dividends or distribution from earnings.

Section 2.2.                                   Agreement to Deliver Security Documents.  Section 6.16 of the Original Agreement is hereby amended to add the following Subsection 6.16(d):

(d) Without limiting the provisions of Section 6.16(a), prior to the Publicly Traded Note Issuance Date, and then from time to time thereafter to the extent requested by Administrative Agent in its sole and absolute discretion, Borrower and Pacific Energy Partners agree to deliver and to cause each Subsidiary Guarantor to deliver, to further secure the Obligations and any Lender Hedging Obligations, deeds of trust, mortgages, pledge agreements, security agreements, financing statements, continuation statements, extension agreements, acknowledgments, and other Security Documents in form and substance reasonably satisfactory to Administrative Agent, in each case for the purpose of granting, confirming, protecting and perfecting Liens or security interests in any and all assets, real, personal or mixed, tangible or intangible, now owned or hereafter acquired by such Person, including Liens on Equity Interests in each other Restricted Subsidiary now owned or hereafter acquired by any such Person; provided that to the extent any such property or asset is not wholly owned by such Person, Borrower and Pacific Energy Partners will and will cause such Subsidiary Guarantor to use its best efforts to obtain any necessary consents to the grant of such Liens or security interests where commercially reasonable to do so.  Borrower also agrees to deliver, whenever requested by Administrative Agent in its sole and absolute discretion, favorable opinions from legal counsel acceptable to Administrative Agent with respect to the enforceability of the Liens created by the Security Documents, in a form and substance reasonably acceptable to the Administrative Agent.

Section 2.3.                                   Subsidiaries; Unrestricted Subsidiaries.  Section 6.17of the Credit Agreement is hereby amended as follows:

(a) Section 6.17(c) is amended by deleting from the last line thereof “$75,000,000” and substituting in place thereof “the sum of (A) $100,000,000 plus (B) the initial amount of the direct or indirect Investment by Pacific Energy Partners in the Canadian Subsidiaries immediately after the closing of the acquisitions under the Share Purchase Agreement plus (C) the purchase price paid for the Mid Alberta Pipeline assets acquired from Imperial Oil Resources Limited.”

(b) The following sentence is added at the end of Section 6.17: “Pacific Energy Partners (but not other Restricted Persons) may provide unsecured guaranties of trade obligations (but not Indebtedness) of Unrestricted Subsidiaries from time to time so long as the aggregate amount of such trade obligations (or the specified limit of the applicable guaranties, if less) outstanding on any day does not exceed the amount of additional Indebtedness that is available to be incurred on such day under Section 7.1(g). Nothing contained herein will be construed to prohibit the unsecured guaranty by Pacific Energy Partners (but not other Restricted Persons) of indemnities and other liabilities arising under the Share Purchase Agreement and similar indemnities and liabilities arising under an agreement for the purchase of Mid Alberta Pipeline assets acquired from Imperial Oil Resources Limited.”

Section 2.4.                                   Designation and Conversion of Restricted and Unrestricted Subsidiaries.  Section 6.18 is hereby amended to add the following Section (d) thereto:

“(d) Provided that no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, the provision of Section 6.18(b) that a Subsidiary whose net earnings (or pro forma net earnings in the case of a newly formed Subsidiary) as of the most recent Fiscal Quarter end prior to such designation exceeded 10% of Consolidated net earnings of Pacific Energy Partners may not be designated as an Unrestricted Subsidiary shall not be applicable to (i) any Subsidiary incorporated under the laws of Canada or any province thereof and whose assets are, in all material respects, in Canada, (ii) any Subsidiary whose assets consist solely of equity interests of Subsidiaries described in clause (i), and (iii) any Subsidiary whose assets consist solely of the general partnership interests in the Subsidiary described in clause (ii).”

Section 2.5.                                   Indebtedness.  Clause (f) of Section 7.1 of the Original Agreement is hereby deleted and replaced with the following:

(f) Indebtedness evidenced by senior or subordinated notes issued by Pacific Energy Partners or Borrower, and guaranties thereof by one or more of Borrower and the Subsidiary Guarantors; provided that (i) such Indebtedness is unsecured, (ii) such notes are issued in a public offering under a registration statement, or are issued to accredited institutional investors pursuant to Rule 144A or Regulation S of the Securities Exchange Commission with a covenant to exchange such notes for substantially identical notes offered under such a registration statement (and the issuance of such registered notes upon such exchange shall not be considered a new incurrence of Indebtedness under this Section 7.1(f)), (iii) at the time of such issuance and after giving effect thereto on a pro forma basis, Pacific Energy Partners and Borrower shall comply with the requirements of Sections 7.10, 7.11, 7.12 and 7.15, (iv) no principal amount of such Indebtedness matures earlier than two (2) years after the later of the Revolving Loan Maturity Date or the Term Loan Maturity Date, in each case as such dates exist as of the date of issuance of the notes, (v) at the time of such issuance and after giving effect thereto, no Default or Event of Default shall exist or would occur, (vi) Pacific Energy Partners and Borrower shall have complied with and caused each of the Subsidiary Guarantors to comply with Section 6.16(d), and (vii) Pacific Energy Partners and Borrowers shall have delivered to the Administrative Agent a certificate in reasonable detail reflecting compliance with each of the forgoing requirements of this Section 7.1(f), including calculations with supporting detail regarding each of the requirements of Sections 7.10, 7.11, 7.12 and 7.15, together with such other evidence of compliance with the forgoing requirements of this Section 7.1(f) as the Administrative Agent may reasonably request; and

(g) Indebtedness of Pacific Energy Partners, Borrower or a Subsidiary that is a Guarantor (without duplicating amounts considered as Guaranty Obligations for the same Indebtedness), other than specified under paragraphs (a) through (f) of this Section 7.1 not to exceed in the aggregate a principal amount of $40,000,000 at any one time outstanding.

Section 2.6.                                   Leverage Ratio.  The first sentence of Section 7.10 of the Original Agreement is hereby amended in its entirety to read as follows:

“Section 7.10.                       Leverage Ratio.  The ratio of (a) Consolidated Funded Indebtedness to (b) Consolidated EBITDA for the four Fiscal Quarter period most recently ended prior to the date of determination for which financial statements contemplated by Section 6.2(a) or (b) are available to Pacific Energy Partners will not be greater than:

(i) Prior to the Publicly Traded Note Issuance Date, the amount set forth below for the applicable time set forth below:

(A)	During an Acquisition Period:	5.25 to 1.0

(B)	Other than an Acquisition Period:	4.25 to 1.0

and (ii) from and after the Publicly Traded Note Issuance Date, 5.25 to 1.0.”

Section 2.7.                                   Senior Debt Leverage Ratio.  The Original Agreement is hereby amended to add the following Section 7.15:

“Section 7.15.                       Senior Debt Leverage Ratio.  From and after the Publicly Traded Note Issuance Date, the ratio of (a) Consolidated Funded Indebtedness minus Publicly Traded Notes to (b) Consolidated EBITDA for the four Fiscal Quarter period most recently ended prior to the date of determination for which financial statements contemplated by Section 6.2(a) or (b) are available to Pacific Energy Partners will not be greater than 3.75 to 1.0.”

All references in the Original Agreement to Section 7.12 shall be deemed to refer to Section 7.12 and to Section 7.15.

Section 2.8.                                   Issuance of Securities by Pacific Energy Partners.  Section 7.4 of the Original Agreement is hereby amended to delete the following sentence:  “Pacific Energy Partners will not issue any securities other than (i) limited partnership interests and any options or warrants giving the holders thereof only the right to acquire such interests, and (ii) general partnership interests issued to the General Partner.”

Section 2.9.                                   Limitation on Investments and New Business.  The last sentence of Section 7.7 of the Original Agreement is hereby amended to read as follows:  “Pacific Energy Partners will not engage in any material business other than the ownership of the Borrower and ownership of Unrestricted Subsidiaries.”

Section 2.10.                             Transactions with Affiliates.  Section 7.8 of the Original Agreement is hereby amended in its entirety to read as follows:

“Section 7.8.                             Transactions with Affiliates.  Except as disclosed in the Disclosure Schedule, no Restricted Person will engage in any material transaction with any of its Affiliates except: (a) transactions among Restricted Persons, subject to the other provisions of this Agreement, (b) transactions entered into in the ordinary course of business of such Restricted Person on terms which are no less favorable to such Restricted Person than those which would have been obtainable at the time in arm’s-length transactions with Persons other than such Affiliates, (c) transactions between Restricted Persons and their Affiliates pursuant to which Affiliates provide personnel for the management and operation of the businesses conducted by Restricted Persons and various administrative and overhead services and functions, including, without limitation, insurance, information technology, credit facilitation, treasury and accounting, health and safety, and legal, in each case in accordance with the Partnership Agreement, (d) Investments in Unrestricted Subsidiaries and guaranties by Pacific Energy Partners of liabilities of Unrestricted Subsidiaries, in each case subject to compliance with Sections 6.17 and 6.18, and (e) transactions between Restricted Persons and Unrestricted Subsidiaries pursuant to which Restricted Persons provide personnel for the management and operation of the businesses conducted by the Unrestricted Subsidiaries and various administrative and overhead services and functions, including, without limitation, insurance, information technology, credit facilitation, treasury and accounting, health and safety, and legal, in each case in consideration for cash fees and reimbursements that reasonably compensate such Restricted Persons for not less than their actual cost and expense of providing such services, and otherwise on an arm’s length basis.”

Section 2.11.                             Share Purchase Agreement.  Borrower and Pacific Energy Partners will not, without the prior consent of Majority Lenders, permit any amendment or waiver of any provision of the Share Purchase Agreement if such amendment or waiver would change in any manner adverse to Buyer, Borrower, or Pacific Energy Partners the indemnifications or guaranties made by any of them or given to any of them in the Share Purchase Agreement or change in any material respects adverse to Buyer, Borrower, or Pacific Energy Partners the other terms of the Share Purchase Agreement.  At the time of the consummation of the transactions contemplated by the Share Purchase Agreement, Borrower and Pacific Energy Partners will cause the Canadian Holding Company and each of its Subsidiaries to enter into a reimbursement agreement in form and substance reasonably satisfactory to Administrative Agent pursuant to which the Canadian Holding Company and each of its Subsidiaries shall indemnify Borrower and Pacific Energy Partners for the liabilities to Seller arising from time to time under the Share

Purchase Agreement, including but not limited to the guaranties made by Borrower and Pacific Energy Partners therein.

ARTICLE III. – Conditions of Effectiveness

Section 3.1.                                   Effective Date.  This Third Amendment shall become effective, and is expressly conditioned, upon (i) the receipt by Administrative Agent, at Administrative Agent’s office, of a counterpart of this Third Amendment executed and delivered by Borrower and Majority Lenders, (ii) the consummation of the transactions contemplated by the Share Purchase Agreement, substantially in accordance with the terms of the Share Purchase Agreement, (iii) the execution and delivery of the reimbursement agreement specified in Section 2.4, and (iv) the delivery to Administrative Agent of officer’s certificates and opinions of counsel regarding such agreement of indemnification and consummation of the transactions contemplated by the Share Purchase Agreement as the Administrative Agent may request.

ARTICLE IV. – Representations and Warranties

Section 4.1.                                   Representations and Warranties.  In order to induce Administrative Agent and Majority Lenders to enter into this Third Amendment, Pacific Energy Partners and Borrower represent and warrant to each Lender that:

(a) The representations and warranties contained in Article V of the Original Agreement are true and correct at and as of the time of the effectiveness hereof (except to the extent that the facts on which such representations and warranties are based have been changed by the extension of credit under the Original Agreement or to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented, as of a subsequent date with the consent of Majority Lenders).

(b) Each of Pacific Energy Partners and Borrower is duly authorized to execute and deliver this Third Amendment, Borrower is and will continue to be duly authorized to borrow monies under the Credit Agreement, and each of Pacific Energy Partners and Borrower is and will continue to be duly authorized to perform its obligations under the Credit Agreement.  Pacific Energy Partners and Borrower have duly taken all action necessary to authorize the execution and delivery of this Third Amendment and to authorize the performance of the obligations of Pacific Energy Partners and Borrower hereunder.

(c) The execution and delivery by each Related Person of this Third Amendment, the performance by each Related Person of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with any provision of law, statute, rule or regulation or of the organizational documents of any Related Person, or of any material agreement, judgment, license, order or permit applicable to or binding upon any Related Person, or result in the creation of any lien, charge or encumbrance upon any assets or properties of any Related Person.  Except for those which have been obtained, no consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by any Related Person of this Third Amendment or the consummation by any Related Person of the transactions contemplated hereby.

(d) When duly executed and delivered, each of this Third Amendment, and the Credit Agreement will be a legal and binding obligation of Pacific Energy Partners and Borrower enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and by equitable principles of general application.

ARTICLE V. – Miscellaneous

Section 5.1.                                   Ratification of Agreements.  The Original Agreement as hereby amended is hereby ratified and confirmed in all respects.  Any reference to the Credit Agreement in any Loan Document shall be deemed to be a reference to the Original Agreement as hereby amended. The execution, delivery and effectiveness of this Third Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lenders or Administrative Agent under the Credit Agreement, the Notes, or any other Loan Document nor constitute a waiver of any provision of the Credit Agreement, the Notes or any other Loan Document.

Section 5.2.                                   Survival of Agreements.  All representations, warranties, covenants and agreements of Pacific Energy Partners and Borrower herein shall survive the execution and delivery of this Third Amendment and the performance hereof, and shall further survive until all of the Obligations are paid in full.  All statements and agreements contained in any certificate or instrument delivered by any Related Person hereunder or under the Credit Agreement to Administrative Agent or any Lender shall be deemed to constitute representations and warranties by, and agreements and covenants of, Pacific Energy Partners and Borrower under this Third Amendment and under the Credit Agreement.

Section 5.3.                                   Loan Documents.  This Third Amendment is a Loan Document, and all provisions in the Credit Agreement pertaining to Loan Documents apply hereto.

Section 5.4.                                   Governing Law.  This Third Amendment shall be governed by and construed in accordance with the laws applicable to the Credit Agreement.

Section 5.5.                                   Counterparts.  This Third Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Third Amendment.

THIS THIRD AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.

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IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

BORROWER:	PACIFIC ENERGY GROUP LLC

	By:	/s/ Gerry Tywoniuk
Gerry Tywoniuk, Senior Vice President,
Chief Financial Officer and Treasurer

PACIFIC ENERGY PARTNERS:	PACIFIC ENERGY PARTNERS, L.P.

	By:	PACIFIC ENERGY GP, INC.
its general partner

		By:	/s/ Gerry Tywoniuk
Gerry Tywoniuk, Senior Vice
President, Chief Financial Officer

FLEET NATIONAL BANK, Administrative Agent, LC Issuer and a Lender

	By:	/s/ Terrence Ronan
Terrence Ronan, Managing Director

FLEET SECURITIES, INC.,
Co-Lead Arranger and Co-Book Manager

	By:	/s/ Richard Makin
Richard Makin, Managing Director

Signature Page to Third Amendment
To Credit Agreement

In Witness Whereof, the undersigned Lender hereby enters into the Third Amendment to Credit Agreement dated as of April 23rd, 2004 among Pacific Energy Group LLC, Pacific Energy Partners, L.P., Fleet National Bank, as administrative agent, and the Lender’s signatory thereto.

Name of Lender

By:
Name:
Title:

CONSENT AND AGREEMENT

The undersigned each hereby consents to the provisions of this Third Amendment and the transactions contemplated herein and hereby ratifies and confirms the Guaranty dated as of July 19, 2002, made by it favor of FLEET NATIONAL BANK, as administrative agent, and agree that its obligations and covenants thereunder are unimpaired hereby and shall remain in full force and effect.

PACIFIC MARKETING & TRANSPORTATION LLC
ROCKY MOUNTAIN PIPELINE SYSTEM LLC
ANSCHUTZ RANCH EAST PIPELINE LLC
RANCH PIPELINE LLC

By:	/s/ Lynn T. Woood
Lynn T. Wood, Vice President

CONSENT AND AGREEMENT

The undersigned hereby consents to the provisions of this Third Amendment and the transactions contemplated herein and hereby ratifies and confirms the Guaranty dated as of July 19, 2002, made by it in favor of FLEET NATIONAL BANK, as administrative agent (in such capacity), and agrees that its obligations and covenants thereunder are unimpaired hereby and shall remain in full force and effect.

PACIFIC ENERGY PARTNERS, L.P.

By:	PACIFIC ENERGY GP, INC.,
its general partner

	By:	/s/ Lynn Wood
Lynn Wood, Vice President